As filed with the Securities and Exchange Commission on August 13, 2021

Registration No. 333-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

inTEST CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization) 804 East Gate Drive, Suite 200 Mt. Laurel, New Jersey (Address of principal executive offices)	22-2370659 (I.R.S. Employer Identification No.) 08054 (Zip Code)

inTEST CORPORATION EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

________________

Duncan Gilmour
Chief Financial Officer, Treasurer, and Secretary
inTEST Corporation
804 East Gate Drive, Suite 200
Mt. Laurel, New Jersey 08054
(856) 505-8800
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

_________________________

Copy of all communications to:
Mehrnaz Jalali, Esquire
Cozen O’Connor P.C.
3 WTC

175 Greenwich Street, 55th Floor
New York, NY 10007
(212) 453-3949

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Non-accelerated filer ☒	Accelerated filer ☐ Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, Par Value $0.01 Per Share	250,000 shares (3)	$11.13	$2,782,500	$303.57

__________________

(1)

Estimated pursuant to Rule 457(c) and (h) solely for the purposes of calculating the proposed maximum aggregate offering price and the amount of registration fee based upon the average of the high and low prices of the Registrant's common stock as reported on the NYSE American on August 10, 2021.

(2)	Represents the proposed maximum aggregate offering price multiplied by $0.0001091.
(3)

Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers an indeterminate number of shares of common stock which may be issued by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares or similar transactions.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers the common stock, par value $0.01 per share (the “Common Stock”), of inTEST Corporation (the “Registrant”) that may be offered in connection with the inTEST Corporation Employee Stock Purchase Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act of 1933 (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing information specified in Part I will be sent or given to the participants in the Plan covered by this registration statement as required by Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The documents listed in clauses (a) through (e) below are incorporated herein by this reference thereto, and all documents subsequently filed (other than respective filings or portions of the filings that are furnished, under applicable Securities and Exchange Commission (the “Commission”) rules, rather than filed) by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by this reference in this Registration Statement and to be a part hereof from the date of filing of such documents:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 23, 2021;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the Commission on May 13, 2021;

(c)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the Commission on August 12, 2021;

(d)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on March 16, 2021, April 13, 2021, April 14, 2021, June 14, 2021 and June 28, 2021; and

(e)	The description of the Registrant’s Common Stock contained in the registration statement filed on Form 8-A (File No. 001-36117) filed with the Commission on October 8, 2013.

Item 4. DESCRIPTION OF SECURITIES.

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The following is a summary of the general effect of the Delaware General Corporation Law (the “DGCL”), our bylaws and certificate of incorporation and certain agreements entered into with each of our directors and executive officers relating to the indemnification of our directors and officers and insurance therefor. Such summaries are necessarily subject to the complete text of such statute, bylaws, certificate of incorporation and agreements and are qualified in their entirety by reference thereto.

Section 145 of the DGCL provides that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation. Section 145 of the DGCL also permits, in general, a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against liability incurred by such person in such capacity, whether or not the corporation would have the power to indemnify such person against such liability.

Article VI of our bylaws provides that we shall indemnify our directors and officers to the fullest extent permitted by the DGCL. Our bylaws require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers and to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification. Our bylaws require that we indemnify our officers and directors in connection with any proceeding (or part thereof) initiated by the officer or director only if the initiation of the proceeding was authorized by the Board of Directors.

Article IX of our certificate of incorporation provides that our directors shall not be personally liable to the corporation or our stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derives an improper personal benefit.

We have entered into an indemnification agreement with each of our directors and officers. Under the terms of the indemnification agreements, subject to certain exceptions specified in the indemnification agreements, we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law in the event a director or officer becomes subject to or a participant in certain claims or proceedings as a result of his or her service as a director or officer. We will also, subject to certain exceptions and repayment conditions, advance to our directors and officers specified indemnifiable expenses incurred in connection with such claims or proceedings.

We have an insurance policy which will entitle us to be reimbursed for certain indemnity payments we are required or permitted to make to our directors and officers.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

Item 8. EXHIBITS.

The following is a list of exhibits filed with, or incorporated by reference into, this Registration Statement:

Exhibit Number	Description
3.1	Certificate of Incorporation, filed as Exhibit 3.1 to the Registrant’s Form 10-K for the year ended December 31, 2019, filed on March 23, 2020, incorporated herein by reference.
3.2	Bylaws, as amended and restated on April 23, 2018, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on April 25, 2018, incorporated herein by reference.
4.1	Specimen Stock Certificate evidencing shares of Common Stock, filed as Exhibit 4.1 to Form 8-A/A filed on May 4, 2011, incorporated herein by reference.
5.1	Opinion of Cozen O’Connor P.C.
23.1	Consent of RSM US LLP.
23.2	Consent of Cozen O’Connor P.C. (contained in Exhibit No. 5.1 to this Registration Statement).
24.1	Power of Attorney (included on signature page of this Registration Statement).
99.1

inTEST Corporation Employee Stock Purchase Plan, effective as of October 1, 2021, filed as Exhibit 10.1 to the Registrant’s Form 10-Q for the quarter ended June 30, 2021 filed on August 12, 2021, incorporated herein by reference.

Item 8. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Mt. Laurel, State of New Jersey, on August 13, 2021.

inTEST CORPORATION

By:	/s/ Richard N. Grant, Jr. Richard N. Grant, Jr. President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints Richard N. Grant, Jr. and Duncan Gilmour, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Richard N. Grant, Jr. Richard N. Grant, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	August 13, 2021

/s/ Duncan Gilmour Duncan Gilmour	Chief Financial Officer, Treasurer, and Secretary (Principal Financial Officer and Principal Accounting Officer)	August 13, 2021

/s/ Joseph W. Dews IV Joseph W. Dews IV	Chairman	August 13, 2021

/s/ Steven J. Abrams Steven J. Abrams	Director	August 13, 2021

/s/ Jeffrey A. Beck Jeffrey A. Beck	Director	August 13, 2021

/s/ Gerald J. Maginnis Gerald J. Maginnis	Director	August 13, 2021